EXHIBIT 3.11

AGREEMENT OF LIMITED PARTNERSHIP

OF

NISKA GAS STORAGE CANADA, L.P.

This LIMITED PARTNERSHIP AGREEMENT OF NISKA GAS STORAGE CANADA, L.P. (this “Agreement”), is entered into by and between Niska Gas Storage Canada GP, LLC as the general partner (the “General Partner”), and Niska GS Holdings II, L.P., as the limited partner (the “Limited Partner”).

The General Partner and the Limited Partner hereby form a limited partnership pursuant to an in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended from time to time (the “Act”), and hereby agree as follows:

1.                                       Name.  The name of the limited partnership formed hereby is “Niksa Gas Storage Canada, L.P.” (the “Partnership”).

2.                                       Purposes.  The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.                                       Registered Office.  The registered office of the Partnership in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware19801.

4.                                       Registered Agent. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

5.                                       Partners. The names and the business, residence or mailing addresses of the General Partner and the Limited Partner are as follows:

General Partner:

Niska Gas StorageCanada GP, LLC

855 - 2nd St S.W.

12th Floor

Calgary, AS

Limited Partner:

Niska GS Holdings II, L.P.

855 - 2nd SI S.W.

12th Floor

Calgary, AS

6.                                       Powers.  The Partnership shall be managed by the General Partner, and the powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware. Notwithstanding any other provisions of this Agreement, the General Partner is authorized to execute and deliver any document on behalf of the Partnership without any vote or consent of any other partner.

7.                                       Dissolution . The Partnership shall dissolve, and its affairs shall be wound up if (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of a general partner has occurred under the Act unless there is a remaining general partner who is here y authorized to, and does, carry on the business of the Partnership without dissolution or the business of the Partnership is continued in accordance with the Act, (c) there arc no limited partners of the Partnership unless the business of the Partnership is continued in accordance with the Act, or (d) an entry of a decree of judicial dissolution has occurred under §17-802 of the Act.

8.                                       Capital Contributions.  The partners of the Partnership have contributed the following amounts, in cash, and no other property, to the Partnership:

General Partner:
Niska Gas Storage Canada GP, LLC	$.05

Limited Partner:
Niska GS Holdings II, L.P.	$4899.95

9.                                       Additional Contributions. No partner of the Partnership is required to make any additional capital contribution to the Partnership.

10.                                 Distributions. Distributions shall be made to the partners of the Partnership at the times and in the aggregate amounts determined by the General Partner. Such distributions shall be allocated among the partners of the Partnership in the same proportion as their then capital account balances. Notwithstanding any other provision of this Agreement, neither the Partnership , nor the General Partner on behalf of the Partnership , shall be required to make a distribution to a partner of the Partnership on account of its interest in the Partnership if such distribution would violate the Act or other applicable law.

11.                                 Taxes.  Niska Gas Storage Canada GP, LLC shall prepare and timely file (on behalf of the Partnership) an state and local tax returns. if any, required to be filed by the Partnership.

12.                                 Assignments.

(a)                                  The Limited Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership only with the consent of the General Partner. The General Partner hereby consents to the Limited Partner’s entrance into that certain US Pledge Agreement (as defined in the Credit Agreement among Niska Gas Storage US, LLC, AECO Gas Storage Partnership, Niska Gas Storage Canada ULC, Niska GS Holdings I, L.P.,  Niska GS Holdings II, L.P., Bank of America. N.A., as the Administrative Agent, US Swing Line Lender and US L/C Issuer, Bank of America, N.A., acting through its Canada Branch, as the Canadian Administrative Agent, Canadian

Swing Line Lender and Canadian L/C Issuer, the Lenders from time to time party thereto, Goldman Sachs Credit Partners, L.P. and Deutsche Bank Securities Inc., as Co-Syndication Agents, and Bank of Montreal (doing business as “Harris Nesbitt”) and the Bank of Nova Scotia, as Co-Documentation Agents) and to the Limited Partner’s pledge pursuant to such US Pledge Agreement.

(b)                                 The General Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership without the consent of the Limited Partner.

13.                                 Withdrawal. Except to the extent set forth in Section 12, no right is given to any partner of the Partnership to withdraw from the Partnership.

14.                                 Admission of Additional or Substitute Partners.

(a) One (1) or more additional or substitute limited partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

(b) One(1) or more additional or substitute general partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

15.                                 Liability of Limited Partner. The Limited Partner shall not have any liability for the obligations or liabilities of the Partnership except to the extent required by the Act.

16.                                 Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement of Limited Partnership as of the    day of May, 2006.

GENERAL PARTNER:

NISKA GAS STORAGE CANADA GP, LLC

By:	/s/ Andrew W. Ward
Name:	Andrew W. Ward
Title:	Vice President

LIMITED PARTNER:

NISKA GS HOLDINGS II, L.P.

By: Carlyle/Riverstone Energy Partners III, L.P., its general partner
By: C/R Energy GP III, LLC, its general partner

By:	/s/ Andrew W. Ward
Name:	Andrew W. Ward
Title:	Authorized Person

[Signature Page to Limited Partnership Agreement of Niska Gas Storage Canada, L.P.]